Exhibit (a)(1)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BETACLONE HOLDINGS, INC.

BetaClone Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of said Corporation by the written consent of its members, filed with the minutes of the Board, adopted the following resolution that the Certificate of Incorporation of said Corporation be amended:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is Pointbreak Holdings, Inc. (the “Corporation”).

SECOND: That, pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no meeting or vote of stockholders is required to adopt this amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 26th day of August, 2015.

BETACLONE HOLDINGS, INC.

By:	/s/ John T. Hyland
John T. Hyland CEO and President